EXHIBIT 99.1
                                  ------------

NEWS FOR IMMEDIATE RELEASE                         CONTACT: BRIEN M. CHASE, CFO
April 21, 2004                                              (304) 525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                     ANNOUNCES 2003 ANNUAL FINANCIAL RESULTS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $622 million community bank holding company with seven bank subsidiaries announced its annual financial results for the year ended December 31, 2003.

As more fully explained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission and in Premier's upcoming annual report to shareholders, Premier has restated its 2002 and 2001 financial results and has adjusted previously reported 2003 quarterly financial results to reflect the financial statement effect of loan charge-offs and additional provisions for loan losses at its wholly-owned subsidiary Farmers Deposit Bank (the Bank) that occurred in those periods but were improperly concealed by former subsidiary management. Included at the end of the financial highlights section below is a summary of the restatement's effects on the operating results of Premier.

In addition, on February 13, 2004, Premier announced that it had signed a definitive agreement to sell its subsidiary Citizens Bank (Kentucky) Inc. ("Citizens Bank") in a cash transaction valued at approximately $14,500,000. In accordance with Financial Accounting Standard 144, "Accounting for the Impairment or Disposal of Long-lived Assets", the financial position and results of operations of Citizens Bank have been removed from the detail line items in Premier's financial statements and presented separately as "discontinued operations." The following discussion and summary financial statements below reflect the two situations described above.

Due to additional loan loss provisions at the Bank, Premier realized a net loss from continuing operations of $596,000 or $0.11 per share for the quarter ending December 31, 2003. As management continues to work through the past due and problem loans identified at the Bank, Premier charged-off $546,000 of loans at the Bank (net of $141,000 of recoveries) in the fourth quarter of 2003. The resulting depletion of the allowance for loan losses, together with the current analysis of additional risk in the loan portfolio, warranted an additional $2.12 million provision for loan losses at the Bank during the fourth quarter. In contrast, the remaining six bank subsidiaries recorded a combined provision for loan losses of $9,000 during the fourth quarter. Premier's annual results were also negatively impacted by write-offs resulting from the Bank's investigation findings. Consolidated annual results total a loss from continuing operations of $9,617,000 or $1.84 per share.

Robert W. Walker, Premier's President and CEO, commented, "While a decline from prior quarters, the fourth quarter provision for loan losses was necessary as we continue to work our problem credits at Farmers Deposit Bank. The local Bank board is engaged in weekly executive sessions to review the progress on these problem credits as the Bank seeks collection or a strengthening of the credit position of the loans. As a result, Premier's allowance for loan losses at year-end was 4.31% of total loans compared to 2.60% of total loans at the end of last year. We also hope to close the sale of our Citizens Bank affiliate late in the second quarter or early in the third quarter of 2004."

Net interest income for the quarter ending December 31, 2003 totaled $4.480 million, a 4.1% decrease from the $4.671 million earned in the third quarter of 2003. The decrease was due in part to reversals of interest income related to loans placed on non-accrual status at the Bank. The remaining decrease is largely due to a lower volume of loans outstanding at Premier's other bank subsidiaries and lower reinvestment yields on securities. The resulting decline in interest income more than offset the lower interest costs resulting from the decline in market interest rates over the past year and the repayment of certain borrowed funds.

Net overhead for the quarter ending December 31, 2003 totaled $3.717 million. This compares to $3.315 million in the third quarter of 2003 and $3.480 million in the fourth quarter of 2002. The increase in the fourth quarter is primarily related to increased professional fees associated with the Farmers investigation and the writedown of an OREO property to net realizable value. For the year, Premier has reduced its overhead expenses by reducing staff costs and other real estate owned expenses while increasing revenue from deposit service charges.

Total assets as of December 31, 2003 of $622 million were 7.8% less than the $675 million of total assets at the prior year-end, largely due to the impact of the large provision for loan losses, the planned pay down of $17.4 million of borrowed funds, the non-renewal of some high rate certificates of deposit and a decline in other interest bearing deposit balances. Shareholders' equity of $45.5 million equaled 7.3% of total assets at December 31, 2003. This compares to shareholders' equity of $56.1 million or 8.3% of total assets at December 31, 2002. The decline in shareholders' equity is largely due to the losses incurred at Farmers Deposit Bank.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2003.



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PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

                                                            For the
                                                          Year Ended
                                                    Dec 31          Dec 31
                                                     2003            2002
                                                                  (Restated)
Interest Income                                       31,729         38,303
Interest Expense                                      12,547         17,465
     Net Interest Income                              19,182         20,838
Provision for Loan Losses                             20,513          9,456
     Net Interest Income after Provision              (1,331)        11,385
Non-Interest Income                                    3,448          2,790
Securities Gains (Losses)                                616            (73)
Non-Interest Expenses                                 17,632         17,831
     (Loss) from Continuing
         Operations Before Taxes                     (14,899)        (3,729)
Income Taxes (Benefits)                               (5,282)        (1,522)
     (Loss) from Continuing Operations                (9,617)        (2,207)
Loss from Discontinued Operations                        (80)        (1,130)
     NET INCOME (LOSS)                                (9,697)        (3,337)
     EARNINGS PER SHARE                                (1.85)         (0.64)

                                                     For the
                                                  Quarters Ended
                                  Mar 31       June 30     Sept 30      Dec 31
                                   2003         2003        2003         2003
                                (Restated)   (Restated)  (Restated)
Interest Income                    8,606        8,178       7,665        7,280
Interest Expense                   3,505        3,248       2,994        2,800
  Net Interest Income              5,101        4,930       4,671        4,480
Provision for Loan Losses          2,267       11,778       4,343        2,125
  Net Interest Income
   after Provision                 2,834       (6,848)        328        2,355
Non-Interest Income                  710          798         899          951
Securities Gains (Losses)            189           15           2          410
Non-Interest Expenses              4,338        4,322       4,214        4,668
Loss from Continuing
  Operations Before Taxes           (605)     (10,357)     (2,985)        (952)
Income Taxes (Benefits)             (240)      (3,578)     (1,108)        (356)
Loss from Continuing Operations     (365)      (6,779)     (1,877)        (596)
Income (Loss) from
  Discontinued Operations            (27)         (76)         21            2
  NET INCOME (LOSS)                 (393)      (6,855)     (1,856)        (594)
  EARNINGS PER SHARE               (0.08)       (1.31)      (0.35)       (0.11)



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PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)
                                                        Balances as of
                                                December 31          December 31
                                                   2003                 2002
                                                                     (Restated)
Cash/Due From Banks/Fed Funds                     33,473                39,081
Investment Securities                            147,646               144,698
Loans (net)                                      317,494               363,401
Other Real Estate Owned                            3,187                 3,505
Other Assets                                      25,613                24,368
Goodwill                                          15,816                15,816
Assets of Discontinued Operation                  79,163                84,406
  TOTAL ASSETS                                   622,392               675,275

LIABILITIES
Deposits                                         455,474               477,724
Other Debt                                        18,307                32,600
Junior Subordinated Debentures                    26,546                29,639
Other Liabilities                                  5,129                 2,662
Liabilities of Discontinued Operation             71,396                76,526
  TOTAL LIABILITIES                              576,332               618,262
Stockholders' Equity                              45,540                56,124
  TOTAL LIABILITIES &
    STOCKHOLDERS' EQUITY                         622,392               675,275

TOTAL BOOK VALUE PER SHARE                          8.70                 10.73


Summary of restatement effects on the operating results of Premier for the years ended December 31, (in thousands except per share data):

                                           2003          2002          2001
                                         Increase      Increase      Increase
Operating statement caption             (Decrease)    (Decrease)    (Decrease)
---------------------------             ----------    ----------    ----------
  Interest income, loans                     108          (226)         (139)
  Provision for loan losses               (4,804)        2,981         1,566
  Net interest income after
    provision for loan losses              4,912        (3,207)       (1,705)
  Income (loss) from continuing
    operations before income taxes         4,912        (3,207)       (1,705)
  Provision (benefit) for income taxes     1,670        (1,090)         (580)
  Income (loss) from
    continuing operations                  3,242        (2,117)       (1,125)
  Net (loss) income                        3,242        (2,117)       (1,125)
  Net (loss) income per share,
    basic and diluted                       0.62         (0.40)        (0.22)